Exhibit 12.2

Charles River Laboratories, Inc.
Computation of Ratio of Total Pro Forma Debt to Adjusted EBITDA
(In millions, except ratio data)


                                        Pro Forma
                                    Nine Months Ended
                                    September 25, 1999

Total Debt                              $ 311,128
Adjusted EBITDA                            45,450
                                        ---------
Total Debt to Adjusted EBITDA                 6.8x